NEWS RELEASE	Exhibit 99.1

HECLA REPORTS SECOND QUARTER 2018 RESULTS

For Period Ended: June 30, 2018

For Release: August 9, 2018

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced second quarter 2018 financial and operating results.

HIGHLIGHTS

•	Net income applicable to common shareholders of $11.9 million, or $0.03 per share.
•	Adjusted net income applicable to common shareholders of $3.0 million, or $0.01 per share. [1]
•	Sales of $147.3 million.
•	Adjusted EBITDA of $57.7 million and net debt/adjusted EBITDA (last 12 months) of 1.2x. [2,3]
•	Operating cash flow of $30.6 million compared to $7.5 million in the second quarter of 2017.
•	Cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales") of $112.3 million.
•	Cash cost, after by-product credits, of $(0.57) per silver ounce, a 319% decrease compared to the second quarter of 2017. [4]
•	All in sustaining cost (AISC), after by-product credits, of $11.40 per silver ounce. [5]
•	Cash and cash equivalents and short-term investments of $245 million at June 30.
•	The acquisition of Klondex Mines Ltd., and its high-grade gold mines in Nevada, is now closed, and the integration and optimization of the assets has now begun.
•	Credit rating upgrade by S&P Global to B+ from B, with a stable outlook.

"In the second quarter Hecla performed strongly, reflecting the investments we are making in our mines and exploration programs," said Phillips S. Baker, Jr., President and CEO. "The significant decline in our silver cash cost, after by-product credits per ounce, is a function of strong base metals prices and improved treatment charges. The decline in gold cash cost per ounce is due to higher throughput at Casa Berardi. Additionally, our exploration program continues to discover high-grade material at our operations as well as advance our exploration properties."

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

"We have now closed the acquisition of the high-grade Nevada mines, and are beginning their integration into Hecla," Mr. Baker added. "Our plan is to operate the mines and mill as one unit, allocating the workforce and capital to generate margins and focus on profitability, not just on production for production's sake. Fire Creek has the best margin of the 3 mines by a considerable amount, so ramping it up is our priority. We are also focused on the exceptional exploration opportunities in the 110 square mile land package. "

FINANCIAL OVERVIEW

	Second Quarter Ended		Six Months Ended
HIGHLIGHTS	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
FINANCIAL DATA
Sales (000)	$147,259	$134,279	$286,968	$276,823
Gross profit (000)	$35,002	$31,207	$73,788	$66,123
Income (loss) applicable to common shareholders (000)	$11,936	$(24,154)	$20,038	$2,542
Basic and diluted income (loss) per common share	$0.03	$(0.06)	$0.05	$0.01
Net income (loss) (000)	$12,074	$(24,016)	$20,314	$2,818
Cash provided by operating activities (000)	$30,635	$7,536	$47,018	$45,821

Net income applicable to common shareholders for the second quarter 2018 was $11.9 million, or $0.03 per share, compared to a net loss applicable to common shareholders of $24.2 million, or $0.06 per share, for the same period in 2017. The second quarter result was mainly due to the following items:

•	Gain on base metal derivative contracts of $16.8 million compared to a gain of $2.5 million in the second quarter of 2017.
•	Net foreign exchange gain of $2.5 million recorded in the second quarter of 2018 compared to a loss of $3.9 million in the same period of 2017.
•	Income tax provision of $0.4 million compared to $16.1 million in the second quarter of 2017, with the variance due to impacts of U.S. tax reform and lower foreign taxes.

Operating cash flow was $30.6 million compared to $7.5 million in the second quarter of 2017, with the increase mainly due to higher gold and base metals prices and production, partially offset by higher research and development investment.

Adjusted EBITDA was $57.7 million compared to $48.5 million in the second quarter of 2017, with the increase mainly due to higher gold and base metals prices.

Capital expenditures (excluding capitalized interest) at the operations totaled $26.8 million for the second quarter, similar to 2017. Greens Creek and Lucky Friday expenditures increased by $2.7 million and $0.3 million, respectively, offset by decreased expenditures at Casa Berardi of $2.3 million and San Sebastian of $0.7 million. Expenditures at Greens Creek, Casa Berardi, San Sebastian and Lucky Friday were $14.2 million, $9.8 million, $1.7 million, and $1.1 million respectively.

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

Metals Prices

The average realized silver price in the second quarter was $16.61 per ounce, 3% lower than the $17.14 average realized silver price in the second quarter of 2017. Average realized gold, lead and zinc prices increased 3%, 19% and 13%, respectively.

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at June 30, 2018:

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on forecasted sales
2018 settlements	9,039	5,787	$1.34	$1.09
2019 settlements	48,502	20,283	$1.40	$1.10
2020 settlements	42,329	19,401	$1.40	$1.13
2021 settlements	—	4,409	N/A	$1.07

The contracts represent 44% of the forecasted payable zinc production for the 36-month period ended June 30, 2021 at an average price of $1.39 per pound and 51% of the forecasted payable lead production for the same period ended June 30, 2021 at an average price of $1.11 per pound.

OPERATIONS OVERVIEW

Overview

The following table provides the production summary on a consolidated basis for the second quarter and six months ended June 30, 2018 and 2017:

		Second Quarter Ended		Six Months Ended
		June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
PRODUCTION SUMMARY
Silver -	Ounces produced	2,596,423	2,807,474	5,130,518	6,176,901
	Payable ounces sold	2,313,753	2,688,721	4,405,217	5,557,835
Gold -	Ounces produced	60,313	52,561	118,121	108,674
	Payable ounces sold	59,643	53,170	114,482	104,541
Lead -	Tons produced	5,522	4,420	11,149	13,056
	Payable tons sold	4,745	4,250	8,613	10,676
Zinc -	Tons produced	14,299	12,966	29,510	28,503
	Payable tons sold	10,686	8,978	20,790	20,825

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

The following tables provide a summary of the final production, cost of sales, cash cost, after by-product credits, per silver and gold ounce, and AISC, after by-product credits, per silver and gold ounce for the second quarter and six months ended June 30, 2018, with comparisons to the prior year period:

Second Quarter Ended				Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
		Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	June 30, 2018	2,596,423	60,313	1,999,791	13,719	24,687	42,722	12,298	559,647	3,872
Increase/(decrease)		(211,051)	7,752	67,744	1,015	24,687	9,461	3,821	(307,303)	(2,724)
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	June 30, 2018	$60,562	$51,695	$47,742	$—	$1,744	$51,695	$—	$11,076	$—
Increase/(decrease)		$1,170	$8,015	$(6,576)	$—	$1,744	$8,015	$—	$6,002	$—
Cash costs, after by-product credits, per silver or gold ounce [4,6]	June 30, 2018	$(0.57)	$775	$(3.47)	$—	$—	$775	$—	$9.79	$—
Increase/(decrease)		$(0.83)	$(197)	$(5.33)	$—	$—	$(197)	$—	$13.10	$—
AISC, after by-product credits per silver or gold ounce[5]	June 30, 2018	$11.40	$1,039	$4.43	$—	$—	$1,039	$—	$17.15	$—
Increase/(decrease)		$1.43	$(334)	$(4.28)	$—	$—	$(334)	$—	$17.09	$—

Six Months Ended				Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
		Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	June 30, 2018	5,130,518	118,121	3,913,023	26,837	124,467	82,899	21,189	1,071,839	8,385
Increase/(decrease)		(1,046,383)	9,447	51,679	111	(556,315)	13,831	4,167	(545,914)	(4,495)
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	June 30, 2018	$112,298	$100,882	$89,602	$—	$5,844	$100,882	$—	$16,852	$—
Increase/(decrease)		$(12,255)	$14,735	$(8,712)	$—	$(8,698)	$14,735	$—	$5,155	$—
Cash costs, after by-product credits, per silver or gold ounce [4,6]	June 30, 2018	$(1.92)	$800	$(4.22)	$—	$—	$800	$—	$6.46	$—
Increase/(decrease)		$(2.50)	$(127)	$(5.48)	$—	$—	$(127)	$—	$9.75	$—
AISC, after by-product credits per silver or gold ounce[5]	June 30, 2018	$8.61	$1,062	$2.56	$—	$—	$1,062	$—	$12.95	$—
Increase/(decrease)		$(0.22)	$(250)	$(3.72)	$—	$—	$(250)	$—	$12.71	$—

Greens Creek Mine - Alaska

At the Greens Creek mine, 2.0 million ounces of silver and 13,719 ounces of gold were produced in the second quarter, compared to 1.9 million ounces and 12,704 ounces, respectively, in the second quarter of 2017. The increased silver production was due to higher grades compared to the second quarter of 2017. The mill operated at an average of 2,290 tons per day (tpd) in the second quarter, which was slightly lower than the second quarter of 2017.

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

The cost of sales for the second quarter was $47.7 million, and the cash cost, after by-product credits, per silver ounce, was $(3.47), compared to $54.3 million and $1.86, respectively, for the second quarter of 2017.4 The AISC, after by-product credits, was $4.43 per silver ounce for the second quarter compared to $8.71 in the second quarter of 2017.5 The per ounce silver costs were lower primarily due to higher gold and base metals prices and production. Approximately 5% of production is coming from automated headings. Higher by-product credits in the second quarter 2018, along with lower exploration expenditures, contributed to lower AISC, partially offset by higher capital spending. Estimates for cash cost, after by-product credits, per silver ounce have declined to $(0.50) from $0.50, and AISC, after by-product credits, declined per silver ounce to $7.00 from $7.75.

Lucky Friday Mine - Idaho

Preparations for the introduction of the Remote Vein Miner (RVM), expected in late 2019, continued to be a major focus at Lucky Friday in the second quarter. The RVM project is proceeding as expected and has the potential to revolutionize how the Lucky Friday is mined, making it a safer and more efficient operation. In addition, limited production and capital improvements continue to be performed by salaried staff.

Production has been limited since March 13, 2017 due to the ongoing strike and now the focus is completing the development necessary to accommodate the RVM in 2019. Costs related to care-and-maintenance of the mine are reported in a separate line item in our condensed consolidated statement of operations and are excluded from the calculation of cost of sales, cash cost, after by-product credits, per silver ounce and AISC, after by-product credits, per silver ounce.

Casa Berardi - Quebec

At the Casa Berardi mine, 42,722 ounces of gold were produced in the second quarter, including 8,979 ounces from the East Mine Crown Pillar (EMCP) pit, compared to 33,261 ounces in the prior year period, with the increase primarily due to higher grades. The mill operated at an average of 3,845 tpd in the second quarter, an increase of 6% over the second quarter of 2017.

The cost of sales was $51.7 million for the second quarter and the cash cost, after by-product credits, per gold ounce was $775, compared to $43.7 million and $972, respectively, in the prior year period.4,6 The decrease in cash cost, after by-product credits, per gold ounce is partly due to higher gold production and reduced costs related to stripping of the EMCP pit. The AISC, after by-product credits, was $1,039 per gold ounce for the second quarter compared to $1,373 in the second quarter of 2017, with the decrease primarily due to higher gold production and lower capital spending.5

The automated 985 drift project is working well, with the autonomous haul truck running better and with higher availability than originally anticipated. The second 40-ton Sandvik autonomous haul truck is expected to be delivered later this year. Operating two autonomous trucks is expected to result in operating savings of several million dollars a year.

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

San Sebastian - Mexico

At the San Sebastian mine, 559,647 ounces of silver and 3,872 ounces of gold were produced in the second quarter, compared to 866,950 ounces and 6,596 ounces, respectively, in the prior year period. Although silver and gold production were lower compared to the second quarter of 2017, both still exceeded our estimates for the quarter due to the amount of higher-grade stockpile material processed. The mill operated at an average of 415 tpd in the second quarter, which was slightly lower than the second quarter of 2017.

The cost of sales was $11.1 million for the second quarter and the cash cost, after by-product credits, was $9.79 per silver ounce, compared to $5.1 million and $(3.31), respectively, in the second quarter of 2017. The cash cost, after by-product credits, increased as expected, due to lower silver production and higher mining costs, resulting from the transition of production from the high grade, shallow open pits to underground. The AISC, after by-product credits, was $17.15 per silver ounce for the second quarter compared to $0.06 in the second quarter of 2017, principally due to the same factors, including increased investment in development. A reduction in per ounce costs is expected in the second half of the year as underground production continues to ramp up.

The Company plans to collect a bulk sample of the Hugh Zone material from the Francine Vein in the fourth quarter and plans to process it to determine the viability of processing the material on a larger scale.

Nevada Operations

Hecla took control of the Nevada assets previously belonging to Klondex on July 20, 2018. Hecla is quickly moving forward with multiple initiatives aimed at improving the operations.

Key focus for the integrated Nevada operations:

•	All operations now report to a single Vice President and General Manager, Kevin Shiell.
•	Work is underway to create a unified mine plan including Fire Creek, Midas, Hollister and Hatter Graben, all feeding the Midas Mill.
•	Priority will be given to ramping up production at Fire Creek and beginning development of Hatter Graben. Midas is being ramped down, with personnel and machines moving to Hollister and Fire Creek.

Key focus for the Midas mill:

•	Completion of the Carbon-In-Leach (CIL) circuit to improve recoveries for processing Hollister ore.
•	Installation of new sampling equipment to better reconcile mill and mine reporting.
•	Construction of the new tailings facility.

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

Key focus for Fire Creek:

•	Rehabilitating existing mine access, increasing development to allow increased throughput from 350 tpd to 550 tpd.
•	Rehabilitation includes improving road conditions with an engineered roadbase and introducing in-cycle shotcreting to improve development and better manage ground conditions.
•	Improving mine to mill reconciliation.

CAPITAL

Expectations for capital investment in 2018 have increased to $140-$145 million from $95-$105 million, reflecting approximately $20 million of investments to be made in the Nevada operations, including $11 million for Fire Creek development and definition drilling, $5 million for the new tailings facility at the Midas mill, and $2 million for completion of the CIL plant. The remaining change in capital estimates is due to the re-allocation of $10 million of costs relating to the RVM that is now being assembled in Sweden and is no longer a Research and Development expense and an additional $4 million of capital spending at each of Greens Creek and San Sebastian.

EXPLORATION

Exploration (including corporate development) expenses for the second quarter were $7.8 million, an increase of $2.0 million compared to the prior year period. Full year exploration (including corporate development) expenses are expected to be $34-37 million, reflecting $10 million for the Nevada properties and more drilling at San Sebastian.

A complete summary of exploration for the second quarter can be found in the exploration news release entitled "Hecla Reports Continued Discoveries at the Mines, Integrates Nevada, and Advances Key Projects" issued on August 7, 2018.

PRE-DEVELOPMENT

Pre-development spending was $1.4 million for the quarter, slightly higher than the $1.1 million for the prior year period, principally to advance the permitting of Rock Creek and Montanore.

RESEARCH AND DEVELOPMENT

Research and Development spending was $2.3 million for the quarter, with completion of the design and procurement phase of the RVM project. Fabrication of the machine started at the end of the second quarter and is expected to be complete in the fourth quarter of 2018, and a testing phase in Sweden during the first half of 2019 is planned. The machine is expected to be delivered to Lucky Friday in late 2019. Expectations for 2018 Research and Development spending have declined to $6-$10 million from $12-$16 million, as investment in the RVM project are expected to be capitalized going forwards.

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

2018 ESTIMATES7

The following revised estimates include the expected impact from the addition of Nevada operations through the acquisition of Klondex for the 5-month period from August 1 to December 31, 2018.

2018 Production Outlook

	Silver Production (Moz)		Gold Production (Koz)		Silver Equivalent (Moz)		Gold Equivalent (Koz)
	Original (if revised)	Current	Original (if revised)	Current	Original (if revised)	Current	Original (if revised)	Current
Greens Creek	7.5-8.0	7.5-8.1		50-55		21.0-22.5	300-313	300-315
Lucky Friday
San Sebastian		2.0-2.5	13-17	15-17	3.0-3.5	2.9-3.7	40-52	41-52
Casa Berardi			155-160	157-162		11.0-11.5	155-160	157-162
Nevada Operations		0.1-0.2		40-50		2.9-3.8		41-52
Total	9.5-10.5	9.6-10.8	218-232	262-284	35.0-37.5	37.8-41.5	495-525	539-581

2018 Cost Outlook

	Costs of Sales (million)		Cash cost, after by-product credits, per silver/gold ounce[2,5]		AISC, after by-product credits, per produced silver/gold ounce[3]
	Original (if revised)	Current	Original (if revised)	Current	Original (if revised)	Current
Greens Creek		$198	$0.50	$(0.50)	$7.75	$7.00
Lucky Friday
San Sebastian		$44		$8.50		$12.50
Total Silver		$242	$2.25	$1.50	$12.75	$12.25
Casa Berardi		$185		$800		$1,100
Nevada Operations		$68		$800		$1,100
Total Gold		$253		$800		$1,100

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

2018 Capital and Exploration Outlook

	Original (if revised)	Current
2018E Capital expenditures (excluding capitalized interest)	$95-$105 million	140-145 million
2018E Exploration expenditures (includes Corporate Development)	$30-$37 million	$34-$37 million
2018E Pre-development expenditures		$5 million
2018E Research and Development expenditures	$12-$16 million	$6-$10 million

DIVIDENDS

Common

The Board of Directors elected to declare a quarterly cash dividend of $0.0025 per share of common stock, payable on or about August 31, 2018, to shareholders of record on August 24, 2018. The realized silver price was $16.61 in the second quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

The Board of Directors also declared the regular quarterly dividend of $0.875 per share on the 157,816 outstanding shares of Series B Cumulative Convertible Preferred Stock. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable October 1, 2018, to shareholders of record on September 14, 2018.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, August 9, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico and is a gold producer with operating mines in Quebec, Canada and Nevada. The Company also has exploration and pre-development properties in eight world-class silver and gold mining districts in the U.S., Canada and Mexico.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the United States (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

(1) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income (loss), the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(4) Cash cost, after by-product credits, per silver or gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors.  As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies.  With regard to Casa Berardi and the Nevada operations, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines.  Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Cash cost, after by-product credits, per silver ounce is not presented for Lucky Friday for the second quarters of 2018 and 2017 and the first half of 2018, as production was limited due to the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production. The estimated fair value of the stockpile acquired at Hollister has been removed from the cash cost, after by-product credits calculation.

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

(5) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mines sites, corporate exploration related to sustaining operations, and all site sustaining capital costs.  AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. AISC, after by-product credits, per silver ounce is not presented for Lucky Friday for the second quarters of 2018 and 2017 and the first half of 2018, as production was limited due to the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production. 2018 AISC, after by-product credits, per gold ounce for the Nevada operations excludes $5 million of capital as it distorts the AISC estimates for the remainder part of the year. The estimated fair value of the stockpile acquired at Hollister has been removed from the AISC, after by-product credits calculation.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(6) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

Other

(7) Expectations for 2018 includes silver, gold, lead and zinc production from Greens Creek, San Sebastian, Casa Berardi and Nevada operations converted using Au $1,225/oz, Ag $17.25/oz, Zn $1.30/lb, and Pb $1.00/lb. Lucky Friday expectations are currently suspended as there is currently a strike. Numbers may be rounded.

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

Cautionary Statements to Investors on Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) the impact of the Klondex acquisition on Hecla's operations and results; (iii) expectations regarding the development, growth potential, financial performance of the Company’s projects; (iv) ability to complete construction of the remote vein miner and for it to operate successfully; (v) impact of the Lucky Friday strike on production and cash flow; (vi) ability to generate value from innovations being introduced into the mines; and (vii) impact of metals prices on cash costs, after by-product credits. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rates for the Canadian dollar and Mexican peso to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2017 Form 10-K, filed on February 15, 2018, and Forms 10-Q filed on May 10, 2018 and August 9, 2018, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to publicly release revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

For further information, please contact:

Mike Westerlund

Vice President - Investor Relations

800-HECLA91 (800-432-5291)

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

HECLA MINING COMPANY

Condensed Consolidated Statements of Income (Loss)

(dollars and shares in thousands, except per share amounts - unaudited)

	Second Quarter Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Sales of products	$147,259	$134,279	$286,968	$276,823
Cost of sales and other direct production costs	80,440	77,503	153,309	156,179
Depreciation, depletion and amortization	31,817	25,569	59,871	54,521
	112,257	103,072	213,180	210,700
Gross profit	35,002	31,207	73,788	66,123

Other operating expenses:
General and administrative	9,787	10,309	17,522	19,515
Exploration	7,838	5,853	15,198	10,367
Pre-development	1,415	1,052	2,420	2,304
Research and development	2,337	312	3,773	995
Other operating expense	638	699	1,153	1,362
Provision for closed operations and environmental matters	1,420	985	2,682	2,104
Lucky Friday suspension-related costs	6,801	8,024	11,818	9,605
Acquisition costs	1,010	(2)	3,517	25
	31,246	27,232	58,083	46,277
Income from operations	3,756	3,975	15,705	19,846
Other income (expense):
Loss on disposition of investments	—	—	—	(167)
Unrealized (loss) gain on investments	(564)	(276)	(254)	51
Gain (loss) on derivative contracts	16,804	2,487	20,811	(5,322)
Interest and other income	108	319	52	644
Net foreign exchange gain (loss)	2,476	(3,883)	5,068	(6,145)
Interest expense, net of amount capitalized	(10,079)	(10,543)	(19,873)	(19,065)
	8,745	(11,896)	5,804	(30,004)
Income (loss) before income taxes	12,501	(7,921)	21,509	(10,158)
Income tax (provision) benefit	(427)	(16,095)	(1,195)	12,976
Net income (loss)	12,074	(24,016)	20,314	2,818
Preferred stock dividends	(138)	(138)	(276)	(276)
Income (loss) applicable to common shareholders	$11,936	$(24,154)	$20,038	$2,542
Basic and diluted income (loss) per common share after preferred dividends	$0.03	$(0.06)	$0.05	$0.01
Weighted average number of common shares outstanding - basic	400,619	396,178	399,972	395,774
Weighted average number of common shares outstanding - diluted	403,610	396,178	402,873	399,236

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

HECLA MINING COMPANY

Condensed Consolidated Balance Sheets

(dollars and shares in thousands - unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$239,722	$186,107
Short-term investments and securities	5,556	33,758
Accounts receivable:
Trade	9,717	14,805
Other, net	19,307	17,385
Inventories	61,054	54,555
Other current assets	17,006	13,715
Total current assets	352,362	320,325
Non-current investments	7,449	7,561
Non-current restricted cash and investments	1,005	1,032
Properties, plants, equipment and mineral interests, net	2,006,592	2,020,021
Non-current deferred income taxes	1,179	1,509
Other non-current assets and deferred charges	24,007	14,509
Total assets	$2,392,594	$2,364,957

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$53,835	$46,549
Accrued payroll and related benefits	23,661	31,259
Accrued taxes	6,143	5,919
Current portion of capital leases	6,015	5,608
Current portion of debt	—	—
Other current liabilities	7,364	16,116
Current portion of accrued reclamation and closure costs	8,315	6,679
Total current liabilities	105,333	112,130
Capital leases	8,757	6,193
Accrued reclamation and closure costs	78,102	79,366
Long-term debt	533,230	502,229
Non-current deferred tax liability	112,462	121,546
Non-current pension liability	48,973	46,628
Other non-current liabilities	4,438	12,983
Total liabilities	891,295	881,075

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	101,643	100,926
Capital surplus	1,628,440	1,619,816
Accumulated deficit	(176,158)	(195,484)
Accumulated other comprehensive loss	(31,929)	(23,373)
Treasury stock	(20,736)	(18,042)
Total shareholders’ equity	1,501,299	1,483,882
Total liabilities and shareholders’ equity	$2,392,594	$2,364,957
Common shares outstanding	401,322	399,176

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

HECLA MINING COMPANY

Condensed Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	Six Months Ended
	June 30, 2018	June 30, 2017
OPERATING ACTIVITIES
Net income	$20,314	$2,818
Non-cash elements included in net income:
Depreciation, depletion and amortization	62,852	56,908
Unrealized loss on investments	254	117
Gain on disposition of properties, plants, equipment and mineral interests	(166)	(94)
Provision for reclamation and closure costs	2,640	2,247
Stock compensation	2,441	2,831
Deferred income taxes	(2,977)	(22,113)
Amortization of loan origination fees	898	967
(Gain) loss on derivative contracts	(30,236)	5,386
Foreign exchange (gain) loss	(5,348)	5,201
Other non-cash items, net	(35)	2
Change in assets and liabilities:
Accounts receivable	2,471	(1,150)
Inventories	(6,865)	1,594
Other current and non-current assets	(2,507)	3,896
Accounts payable and accrued liabilities	8,701	(10,937)
Accrued payroll and related benefits	(337)	(4,901)
Accrued taxes	(672)	4,408
Accrued reclamation and closure costs and other non-current liabilities	(4,410)	(1,359)
Cash provided by operating activities	47,018	45,821

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(43,304)	(45,964)
Proceeds from disposition of properties, plants and equipment	463	142
Purchases of investments	(31,682)	(23,280)
Maturities of investments	59,336	14,356
Net cash used in investing activities	(15,187)	(54,746)

FINANCING ACTIVITIES
Proceeds from issuance of stock, net of related costs	—	9,610
Acquisition of treasury shares	(2,694)	(2,474)
Dividends paid to common shareholders	(2,000)	(1,981)
Dividends paid to preferred shareholders	(276)	(276)
Credit availability and debt issuance fees paid	(3)	(91)
Repayments of debt	—	(470)
Issuance of debt	31,024	—
Repayments of capital leases	(3,762)	(3,245)
Net cash provided by financing activities	22,289	1,073
Effect of exchange rates on cash	(532)	1,086
Net increase (decrease) in cash, cash equivalents and restricted cash	53,588	(6,766)
Cash, cash equivalents and restricted cash at beginning of period	187,139	171,977
Cash, cash equivalents and restricted cash at end of period	$240,727	$165,211

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

HECLA MINING COMPANY

Production Data

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
GREENS CREEK UNIT
Tons of ore milled	208,409	210,788	419,839	407,917
Mining cost per ton of ore	$69.83	$68.17	$69.41	$69.74
Milling cost per ton of ore	$33.59	$32.56	$33.11	$33.12
Ore grade milled - Silver (oz./ton)	12.46	12.11	12.08	12.40
Ore grade milled - Gold (oz./ton)	0.100	0.097	0.097	0.099
Ore grade milled - Lead (%)	3.17	2.68	3.06	2.86
Ore grade milled - Zinc (%)	7.84	7.20	7.95	7.50
Silver produced (oz.)	1,999,791	1,932,047	3,913,023	3,861,344
Gold produced (oz.)	13,719	12,704	26,837	26,726
Lead produced (tons)	5,305	4,420	10,326	9,229
Zinc produced (tons)	14,179	12,966	28,978	26,372
Cash cost, after by-product credits, per silver ounce (1)	$(3.47)	$1.86	$(4.22)	$1.26
AISC, after by-product credits, per silver ounce (1)	$4.43	$8.71	$2.56	$6.28
Capital additions (in thousands)	$14,183	$11,451	$23,665	$16,685
LUCKY FRIDAY UNIT
Tons of ore milled	3,447	—	13,006	57,069
Mining cost per ton of ore	$89.54	$—	$108.08	$104.72
Milling cost per ton of ore	$6.15	$—	$17.56	$27.16
Ore grade milled - Silver (oz./ton)	10.63	—	10.98	12.39
Ore grade milled - Lead (%)	7.28	—	7.01	7.05
Ore grade milled - Zinc (%)	3.43	—	4.43	3.99
Silver produced (oz.)	24,687	—	124,467	680,782
Lead produced (tons)	217	—	823	3,827
Zinc produced (tons)	120	—	532	2,131
Cash cost, after by-product credits, per silver ounce (1)	$—	$—	$—	5.93
AISC, after by-product credits, per silver ounce (1)	$—	$—	$—	$12.06
Capital additions (in thousands)	$1,061	$805	$2,049	$4,792

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
CASA BERARDI UNIT
Tons of ore milled - underground	184,373	195,039	375,706	399,992
Tons of ore milled - surface pit	165,564	135,070	322,780	223,809
Tons of ore milled - total	349,937	330,109	698,486	623,801
Surface tons mined - ore and waste	1,961,171	2,106,308	3,637,605	4,416,543
Mining cost per ton of ore - underground	$106.75	$99.01	$106.28	$99.23
Mining cost per ton - combined	$73.61	$76.83	$75.28	$81.42
Mining cost per ton of ore and waste - surface tons mined	$3.10	$2.53	$3.48	$2.58
Milling cost per ton of ore	$16.71	$15.50	$16.34	$16.33
Ore grade milled - Gold (oz./ton) - underground	0.209	0.148	0.195	0.155
Ore grade milled - Gold (oz./ton) - surface pit	0.062	0.078	0.070	0.082
Ore grade milled - Gold (oz./ton) - combined	0.140	0.119	0.137	0.129
Ore grade milled - Silver (oz./ton)	0.04	0.03	0.03	0.03
Gold produced (oz.) - underground	33,743	23,780	63,265	52,430
Gold produced (oz.) - surface pit	8,979	9,481	19,634	16,638
Gold produced (oz.) - total	42,722	33,261	82,899	69,068
Silver produced (oz.)	12,298	8,477	21,189	17,022
Cash cost, after by-product credits, per gold ounce (1)	$775	$972	$800	$927
AISC, after by-product credits, per gold ounce (1)	$1,039	$1,373	$1,062	$1,312
Capital additions (in thousands)	$9,809	$12,063	$18,876	$24,474
SAN SEBASTIAN
Tons of ore milled	37,780	38,478	72,177	75,141
Mining cost per ton of ore	$180.12	$41.63	$149.14	$40.16
Milling cost per ton of ore	$65.46	$66.97	$66.25	$65.29
Ore grade milled - Silver (oz./ton)	15.93	23.87	16.01	22.85
Ore grade milled - Gold (oz./ton)	0.115	0.182	0.127	0.182
Silver produced (oz.)	559,647	866,950	1,071,839	1,617,753
Gold produced (oz.)	3,872	6,596	8,385	12,880
Cash cost, after by-product credits, per silver ounce (1)	$9.79	$(3.31)	$6.46	$(3.29)
AISC, after by-product credits, per silver ounce (1)	$17.15	$0.06	$12.95	$0.24
Capital additions (in thousands)	$1,680	$2,423	$2,110	$4,130

(1)

Cash cost, after by-product credits, per ounce and AISC, after by-product credits. per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

Non-GAAP Measures

(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits and AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian and Casa Berardi units for the three- and six-month periods ended June 30, 2018 and 2017 and for estimated result for the full-year of 2018.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce is an important operating statistic that we utilize as a measures of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a primary silver mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare our performance with that of other primary silver mining companies. With regard to Casa Berardi, we use Cash Cost, After By-product Credits, per Gold Ounce AISC, After By-product Credits, per Gold Ounce to compare its performance with other gold mines. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, reclamation, exploration, and pre-development. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of these non-GAAP measures are the same as those reported by other mining companies.

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

The Casa Berardi section below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties.

In thousands (except per ounce amounts)	Three Months Ended June 30, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$47,742	1,744	$11,076		$60,562	$51,695	$112,257
Depreciation, depletion and amortization	(11,813)	(182)	(1,107)		(13,102)	(18,715)	(31,817)
Treatment costs	9,481	55	116		9,652	559	10,211
Change in product inventory	321	(1,160)	769		(70)	(78)	(148)
Reclamation and other costs	(449)	(58)	(319)		(826)	(139)	(965)
Exclusion of Lucky Friday cash costs	—	(399)	—		(399)	—	(399)
Cash Cost, Before By-product Credits (1)	45,282	—	10,535		55,817	33,322	89,139
Reclamation and other costs	850		103		953	140	1,093
Exploration	778		2,334	434	3,546	1,330	4,876
Sustaining capital	14,183		1,680	517	16,380	9,809	26,189
General and administrative				9,787	9,787		9,787
AISC, Before By-product Credits (1)	61,093	—	14,652		86,483	44,601	131,084
By-product credits:
Zinc	(27,492)	—			(27,492)		(27,492)
Gold	(15,716)	—	(5,057)		(20,773)		(20,773)
Lead	(9,022)	—			(9,022)		(9,022)
Silver						(201)	(201)
Total By-product credits	(52,230)	—	(5,057)		(57,287)	(201)	(57,488)
Cash Cost, After By-product Credits	$(6,948)	$—	$5,478		$(1,470)	$33,121	$31,651
AISC, After By-product Credits	$8,863	$—	$9,595		$29,196	$44,400	$73,596
Divided by ounces produced	2,000	—	560		2,560	43
Cash Cost, Before By-product Credits, per Ounce	$22.65	$—	$18.82		$21.81	$779.96
By-product credits per ounce	(26.12)	—	(9.03)		(22.38)	(4.70)
Cash Cost, After By-product Credits, per Ounce	$(3.47)	$—	$9.79		$(0.57)	$775.26
AISC, Before By-product Credits, per Ounce	$30.55	$—	$26.18		$33.78	$1,043.97
By-product credits per ounce	(26.12)	—	(9.03)		(22.38)	(4.70)
AISC, After By-product Credits, per Ounce	$4.43	$—	$17.15		$11.40	$1,039.27

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

In thousands (except per ounce amounts)	Three Months Ended June 30, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$54,318	$—	$5,074		$59,392	$43,680	$103,072
Depreciation, depletion and amortization	(13,503)	—	(722)		(14,225)	(11,344)	(25,569)
Treatment costs	11,423	—	259		11,682	554	12,236
Change in product inventory	(5,542)	—	815		(4,727)	(212)	(4,939)
Reclamation and other costs	(694)	—	(5)		(699)	(212)	(911)
Cash Cost, Before By-product Credits (1)	46,002	—	5,421		51,423	32,466	83,889
Reclamation and other costs	667	—	117		784	213	997
Exploration	1,117	—	1,957	452	3,526	1,071	4,597
Sustaining capital	11,451	—	845	256	12,552	12,059	24,611
General and administrative				10,309	10,309		10,309
AISC, Before By-product Credits (1)	59,237	—	8,340		78,594	45,809	124,403
By-product credits:
Zinc	(21,647)	—			(21,647)		(21,647)
Gold	(13,917)		(8,287)		(22,204)		(22,204)
Lead	(6,847)	—			(6,847)		(6,847)
Silver						(142)	(142)
Total By-product credits	(42,411)	—	(8,287)		(50,698)	(142)	(50,840)
Cash Cost, After By-product Credits	$3,591	$—	$(2,866)		$725	$32,324	$33,049
AISC, After By-product Credits	$16,826	$—	$53		$27,896	$45,667	$73,563
Divided by ounces produced	1,932	—	867		2,799	33
Cash Cost, Before By-product Credits, per Ounce	$23.81	$—	$6.25		$18.37	$976.07
By-product credits per ounce	(21.95)	—	(9.56)		(18.11)	(4.25)
Cash Cost, After By-product Credits, per Ounce	$1.86	$—	$(3.31)		$0.26	$971.82
AISC, Before By-product Credits, per Ounce	$30.66	$—	$9.62		$28.08	$1,377.21
By-product credits per ounce	(21.95)	—	(9.56)		(18.11)	(4.25)
AISC, After By-product Credits, per Ounce	$8.71	$—	$0.06		$9.97	$1,372.96

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

In thousands (except per ounce amounts)	Six Months Ended June 30, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$89,602	$5,844	$16,852		$112,298	$100,882	$213,180
Depreciation, depletion and amortization	(22,452)	(803)	(1,791)		(25,046)	(34,825)	(59,871)
Treatment costs	20,869	627	320		21,816	1,094	22,910
Change in product inventory	5,475	(2,182)	3,407		6,700	(179)	6,521
Reclamation and other costs	(1,360)	(103)	(814)		(2,277)	(281)	(2,558)
Exclusion of Lucky Friday cash costs	—	(3,383)	—		(3,383)	—	(3,383)
Cash Cost, Before By-product Credits (1)	92,134	—	17,974		110,108	66,691	176,799
Reclamation and other costs	1,699	—	209		1,908	283	2,191
Exploration	1,138	—	4,646	878	6,662	2,520	9,182
Sustaining capital	23,665	—	2,110	634	26,409	18,876	45,285
General and administrative				17,522	17,522		17,522
AISC, Before By-product Credits (1)	118,636	—	24,939		162,609	88,370	250,979
By-product credits:
Zinc	(59,634)	—			(59,634)		(59,634)
Gold	(31,008)		(11,055)		(42,063)		(42,063)
Lead	(17,996)	—			(17,996)		(17,996)
Silver						(349)	(349)
Total By-product credits	(108,638)	—	(11,055)		(119,693)	(349)	(120,042)
Cash Cost, After By-product Credits	$(16,504)	$—	$6,919		$(9,585)	$66,342	$56,757
AISC, After By-product Credits	$9,998	$—	$13,884		$42,916	$88,021	$130,937
Divided by ounces produced	3,913	—	1,072		4,985	83
Cash Cost, Before By-product Credits, per Ounce	$23.54	$—	$16.77		$22.09	$804.44
By-product credits per ounce	(27.76)	—	(10.31)		(24.01)	(4.17)
Cash Cost, After By-product Credits, per Ounce	$(4.22)	$—	$6.46		$(1.92)	$800.27
AISC, Before By-product Credits, per Ounce	$30.32	$—	$23.26		$32.62	$1,065.95
By-product credits per ounce	(27.76)	—	(10.31)		(24.01)	(4.17)
AISC, After By-product Credits, per Ounce	$2.56	$—	$12.95		$8.61	$1,061.78

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

In thousands (except per ounce amounts)	Six Months Ended June 30, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$98,314	$14,542	$11,697		$124,553	$86,147	$210,700
Depreciation, depletion and amortization	(26,835)	(2,433)	(1,395)		(30,663)	(23,858)	(54,521)
Treatment costs	25,554	3,817	484		29,855	1,092	30,947
Change in product inventory	(2,277)	(149)	435		(1,991)	1,169	(822)
Reclamation and other costs	(1,080)	(181)	(595)		(1,856)	(230)	(2,086)
Cash Cost, Before By-product Credits (1)	93,676	15,596	10,626		119,898	64,320	184,218
Reclamation and other costs	1,333	179	234		1,746	230	1,976
Exploration	1,395	1	3,489	830	5,715	1,868	7,583
Sustaining capital	16,685	3,990	1,977	1,170	23,822	24,470	48,292
General and administrative				19,515	19,515		19,515
AISC, Before By-product Credits (1)	113,089	19,766	16,326		170,696	90,888	261,584
By-product credits:
Zinc	(45,426)	(4,060)			(49,486)		(49,486)
Gold	(28,769)		(15,944)		(44,713)		(44,713)
Lead	(14,629)	(7,496)			(22,125)		(22,125)
Silver						(289)	(289)
Total By-product credits	(88,824)	(11,556)	(15,944)		(116,324)	(289)	(116,613)
Cash Cost, After By-product Credits	$4,852	$4,040	$(5,318)		$3,574	$64,031	$67,605
AISC, After By-product Credits	$24,265	$8,210	$382		$54,372	$90,599	$144,971
Divided by ounces produced	3,861	681	1,618		6,160	69
Cash Cost, Before By-product Credits, per Ounce	$24.27	$22.90	$6.56		$19.46	$931.26
By-product credits per ounce	(23.01)	(16.97)	(9.85)		(18.88)	(4.18)
Cash Cost, After By-product Credits, per Ounce	$1.26	$5.93	$(3.29)		$0.58	$927.08
AISC, Before By-product Credits, per Ounce	$29.29	$29.03	$10.09		$27.71	$1,315.92
By-product credits per ounce	(23.01)	(16.97)	(9.85)		(18.88)	(4.18)
AISC, After By-product Credits, per Ounce	$6.28	$12.06	$0.24		$8.83	$1,311.74

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi	Nevada	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$198,000		$44,000		$242,000	$185,000	$68,000	$253,000
Depreciation, depletion and amortization	(50,000)		(6,000)		(56,000)	(58,000)	(16,000)	(74,000)
Treatment costs	44,000		550		44,550	400	—	400
Adjustment for inventory acquired							(14,000)	(14,000)
Change in product inventory	—		(1,000)		(1,000)	—	—	—
Reclamation and other costs	(2,900)		(500)		(3,400)	(800)	—	(800)
Cash Cost, Before By-product Credits (1)	189,100		37,050		226,150	126,600	38,000	164,600
Reclamation and other costs	2,500		240		2,740	450	—	450
Exploration	3,500		4,800	2,500	10,800	5,000	5,000	10,000
Sustaining capital	51,000		3,700	2,000	56,700	45,000	18,000	63,000
General and administrative				35,000	35,000
AISC, Before By-product Credits (1)	246,100		45,790		331,390	177,050	61,000	238,050
By-product credits	(193,000)		(18,000)		(211,000)	(800)	(3,000)	(3,800)
Cash Cost, After By-product Credits	$(3,900)		$19,050		$15,150	$125,800	$35,000	$160,800
AISC, After By-product Credits	$53,100		$27,790		$120,390	$176,250	$58,000	$234,250
Divided by ounces produced	7,800		2,250		10,050	160	50	210
Cash Cost, Before By-product Credits, per Ounce	$24.24		$16.47		$22.50	$791	$760	$784
By-product credits per ounce	(24.74)		(8.00)		(21.00)	(5)	(60)	(18)
Cash Cost, After By-product Credits, per Ounce	$(0.50)		$8.47		$1.50	$786	$700	$766
AISC, Before By-product Credits, per Ounce	$31.55		$20.35		$32.97	$1,107	$1,220	$1,134
By-product credits per ounce	(24.74)		(8.00)		(21.00)	(5)	(60)	(18)
AISC, After By-product Credits, per Ounce	$6.81		$12.35		$11.97	$1,102	$1,160	$1,116

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

In thousands (except per ounce amounts)	Original Estimate for Twelve Months Ended December 31, 2018
	Greens Creek	San Sebastian	Corporate(3)	Total Silver	Casa Berardi
Cost of sales and other direct production costs and depreciation, depletion and amortization	$198,000	$44,000		$242,000	$185,000
Depreciation, depletion and amortization	(50,000)	(6,000)		(56,000)	(58,000)
Treatment costs	44,000	550		44,550	400
Change in product inventory	—	(1,000)		(1,000)	—
Reclamation and other costs	(2,900)	(500)		(3,400)	(800)
Cash Cost, Before By-product Credits (1)	189,100	37,050		226,150	126,600
Reclamation and other costs	2,500	240		2,740	450
Exploration	3,500	4,800	2,500	10,800	5,000
Sustaining capital	51,000	3,700	2,000	56,700	45,000
General and administrative			35,000	35,000	—
AISC, Before By-product Credits (1)	246,100	45,790		331,390	177,050
By-product credits	(186,000)	(18,000)		(204,000)	(800)
Cash Cost, After By-product Credits	$3,100	$19,050		$22,150	$125,800
AISC, After By-product Credits	$60,100	$27,790		$127,390	$176,250
Divided by ounces produced	7,750	2,250		10,000	158
Cash Cost, Before By-product Credits, per Ounce	$24.40	$16.47		$22.62	$801
By-product credits per ounce	(24.00)	(8.00)		(20.40)	(5)
Cash Cost, After By-product Credits, per Ounce	$0.40	$8.47		$2.22	$796
AISC, Before By-product Credits, per Ounce	$31.75	$20.35		$33.14	$1,121
By-product credits per ounce	(24.00)	(8.00)		(20.40)	(5)
AISC, After By-product Credits, per Ounce	$7.75	$12.35		$12.74	$1,116

(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)

The unionized employees at Lucky Friday have been on strike since March 13, 2017, and production at Lucky Friday has been limited since that time. As a result, for the first quarter of 2018 and 2017 and the first half of 2018 Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits are not presented for Lucky Friday, and costs related to the limited production at Lucky Friday are excluded from the calculation of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits for our combined silver operations.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

(4)	Nevada 2018 estimate is for the time period July 20 to December 31, 2018.

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

Reconciliation of Net Income (Loss) Applicable to Common Shareholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Stockholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss) applicable to common shareholders (GAAP)	$11,936	$(24,154)	$20,038	$2,542
Adjusting items:
(Gains) losses on derivatives contracts	(16,804)	(2,487)	(20,811)	5,322
Provisional price losses	2,517	1,308	2,582	680
Foreign exchange (gain) loss	(2,476)	3,883	(5,068)	6,145
Lucky Friday suspension-related costs	6,801	8,024	11,818	9,605
Acquisition costs	1,010	(2)	3,517	25
Bond offering costs	—	1,050	—	1,050
Nonrecurring deferred income tax adjustments	—	—	—	(17,486)
Adjusted net income (loss) applicable to common shareholders	$2,984	$(12,378)	$12,076	$7,883
Weighted average shares - basic	400,619	396,178	399,972	395,774
Weighted average shares - diluted	403,610	396,178	402,873	399,236
Basic adjusted net income (loss) per common share	$0.01	$(0.03)	$0.03	$0.02
Diluted adjusted net income (loss) per common share	$0.01	$(0.03)	$0.03	$0.02

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, foreign exchange gains and losses, gains and losses on derivative contracts, Lucky Friday suspension-related costs, provisional price gains and losses, stock-based compensation, unrealized gains on investments, provisions for closed operations, and interest and other income (expense). Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net income (loss) and debt to Adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017	2018	2017
Net income (loss)	$12,074	$(24,016)	$20,314	$2,818	$(6,023)	$48,867
Plus: Interest expense, net of amount capitalized	10,079	10,543	19,873	19,065	38,820	29,780
Plus/(Less): Income taxes	427	16,095	1,195	(12,976)	34,050	1,302
Plus: Depreciation, depletion and amortization	31,817	25,569	59,871	54,521	121,412	114,217
Plus: Exploration expense	7,838	5,853	15,198	10,367	28,341	18,775
Plus: Pre-development expense	1,415	1,052	2,420	2,304	5,564	4,516
Plus/(Less): Foreign exchange (gain) loss	(2,476)	3,883	(5,068)	6,145	(913)	(1,017)
Plus: Lucky Friday suspension-related costs	6,801	8,024	11,818	9,605	23,514	9,605
Plus/(Less): (Gains) losses on disposition of properties, plants, equipment and mineral interests	(36)	—	(166)	—	—	—
Plus: Acquisition costs	1,010	(2)	3,517	25	3,517	2,318
Plus: Stock-based compensation	1,314	1,482	2,404	2,831	5,904	5,549
Plus/(Less): (Gains) losses on derivative contracts	(16,804)	(2,487)	(20,811)	5,322	(4,883)	893
Plus: Provisional price loss	2,517	1,308	2,582	680	1,160	3,115
Plus: Provision for closed operations and environmental matters	1,317	1,221	2,640	2,247	4,901	5,055
Plus/(Less): Unrealized loss (gain) on investments	564	276	254	(51)	552	565
Other	(108)	(319)	(52)	(644)	(934)	(1,116)
Adjusted EBITDA	$57,749	$48,482	$115,989	$102,259	$254,982	$242,424
Total debt					$548,002	$514,702
Less: Cash, cash equivalents and short-term investments					$(245,278)	$(201,929)
Net debt					$302,724	$312,773
Net debt/LTM adjusted EBITDA (non-GAAP)					1.2	1.3

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended June 30,
	2018	2017
Cash provided by operating activities	$30,635	$7,536
Less: Additions to properties, plants equipment and mineral interests	(25,669)	(24,306)
Free cash flow	$4,966	$(16,770)

Investor Relations, Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com